Rosa Vieira
Senior Account Manager, Client Services
Telephone: 416.361.0930 ext. 227
Email: rvieira@equitytransfer.com

VIA ELECTRONIC TRANSMISSION

July 9, 2007

TO ALL APPLICABLE EXCHANGES AND COMMISSIONS:

RE:         MICROMEM TECHNOLOGIES INC.

We are pleased to confirm that copies of the following materials were mailed to registered shareholders and to the Non-Objecting Beneficial Owners on July 5, 2007.

  Proxy

  Notice of Annual and Special Meeting of Shareholders, Management Information Circular, Financial Statements for the year ended October 31, 2006 and Management Discussion and Analysis October 31, 2006

  Supplemental Mailing List Request Form

  Proxy Return Envelope

Yours Truly,
EQUITY TRANSFER & TRUST COMPANY
Per:

200 University Ave, Suite 400, Toronto, Ontario M5H 4H1
T:416.361.0152   F:416.361.0470   www.equitytransfer.com